Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Long Term Incentive Plan, 2015 Equity Incentive Award Plan and 2015 Employee Stock Purchase Plan of Mirna Therapeutics, Inc. of our report dated July 15, 2015 except as to Note 17, which is as of September 29, 2015, with respect to the consolidated financial statements of Mirna Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-206544) and related prospectus of Mirna Therapeutics, Inc. for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
October 5, 2015